Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-150981, No. 333-133591, No. 333-86986, No. 333-51187 and No. 333-53001 on Form S-8 and No. 333-157086 on Form S-3 and No. 333-160072 on Form S-3D of Peapack-Gladstone Financial Corporation of our reports dated March 15, 2010 with respect to the consolidated financial statements of Peapack-Gladstone Financial Corporation and the effectiveness of internal control over financial reporting, which reports are incorporated by reference in Form 10-K of Peapack-Gladstone Financial Corporation for the year ended December 31, 2009.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Livingston, New Jersey
March 16, 2010